Ex. 99.1

JOINT PRESS RELEASE

New Gold Provides an Update Regarding Western Goldfields Share Exchange

Vancouver, June 3, 2009 – New Gold Inc. (TSX and NYSE Amex: NGD) (“New Gold”) provides an update on the Western Goldfields Inc. (TSX: WGI and NYSE Amex: WGW) (“Western Goldfields”) common share exchange for New Gold common shares, following the announcement of the completion of the business combination (the “Transaction”) on June 1, 2009. The Transaction was completed by way of a plan of arrangement (the “Plan of Arrangement”), which was approved by the New Gold and Western Goldfields shareholders on May 13 and 14, 2009, respectively and which received final court approval on May 27, 2009.

Pursuant to the Plan of Arrangement, New Gold acquired all of the issued and outstanding common shares of Western Goldfields in consideration for the issuance by New Gold of one common share of New Gold and Cdn$0.0001 for each Western Goldfields common share outstanding.

Western Goldfields intends to terminate the registration of its common shares, no par value (the “Shares”) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (the “SEC”) permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. Western Goldfields will file a Form 15F with the SEC to terminate the registration of the Shares. Upon filing Form 15F the Company’s reporting obligations will be immediately suspended and the de-registration will be effective 90 days after the filing.

The common shares of Western Goldfields will also be de-listed from the Toronto Stock Exchange effective at the close of markets on Thursday June 4, 2009 and New Gold’s transfer agent, Computershare Trust Company of Canada (“Computershare”), will begin to issue New Gold shares in exchange for all Western Goldfields shares in connection with the Plan of Arrangement immediately subsequent to this date.

Western Goldfields shareholders should send in their completed and executed letters of transmittal and Western Goldfields share certificates to Computershare as soon as possible in order to receive their New Gold shares and the consideration to which they are entitled pursuant to the arrangement. A copy of the letter of transmittal is attached to this release and is also available on SEDAR at www.sedar.com under the Western Goldfields profile, posted April 16, 2009 under the title “Other”.

About New Gold

New Gold is an intermediate gold mining company, headquartered in Vancouver, British Columbia, Canada with three operating assets; the Mesquite Mine in the United States, Cerro San Pedro Mine in Mexico and the Peak Gold Mines in Australia. The newly combined company is expected to produce between 330,000 and 360,000 ounces of gold in 2009, growing to over 400,000 ounces in 2012 and have significant reserves and resources with a strong portfolio of mining, development and exploration assets in mining friendly jurisdictions.  For further information on New Gold, please visit www.newgold.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this press release, including any information relating to the transaction and New Gold or Western Goldfields future financial or operating performance may be deemed "forward looking". All statements in this press release, other than statements of historical fact, that address events or developments that New Gold or Western Goldfields expects to occur, are "forward-looking statements". Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions, or that events or conditions "will", "would", "may", "could", "should" or "might" occur. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond New Gold or Western Goldfields' ability to control or predict. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to known and unknown risks, uncertainties and other factors that may cause New Gold or Western Goldfields' actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Many of these assumptions are based on factors and events that are not within the control of New Gold and Western Goldfields and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements; fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States, Australia, Brazil, Mexico and Chile; price volatility in the spot and forward markets for commodities; impact of any hedging activities, including margin limits and margin calls; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local government legislation in Canada, the United States, Australia, Brazil, Mexico and Chile or any other country in which New Gold and Western Goldfields currently or may in the future carry on business; taxation; controls, regulations and political or economic developments in the countries in which New Gold and Western Goldfields does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labour disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as “Risk Factors” and "Risks and Uncertainties" included in the Annual Information Form/10-K and MD&A and other filings for each of New Gold and Western Goldfields available at www.sedar.com. Forward-looking statements are not guarantees of future performance, and actual results and future events could materially differ from those anticipated in such statements. All of the forward-looking statements contained in this press release are qualified by these cautionary statements. New Gold and Western Goldfields expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except in accordance with applicable securities laws.

For further information please contact:

Mélanie Hennessey Vice President Investor Relations Direct: +1 (604) 639-0022 Toll-free: +1 (888) 315-9715 Email: info@newgold.com